Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES INCREASE OF $25 MILLION TO STOCK REPURCHASE PROGRAM

Englewood, Colorado - September 4, 2015 - Ascent Capital Group, Inc. ("Ascent" or the "Company") (Nasdaq: ASCMA) announced today that its Board of Directors has authorized an increase of $25 million to its stock repurchase program, which will enable Ascent to purchase up to an aggregate of $25 million of its Series A Common Stock and Series B Common Stock.
Ascent Chairman and Chief Executive Officer Bill Fitzgerald stated, “We believe our stock is significantly undervalued at current market prices and a share buyback program underscores our confidence in the Company’s future and represents both an effective use of our capital as well as an efficient way to return capital to shareholders.”
Under the program, Ascent may acquire from time to time shares of its Series A Common Stock and Series B Common Stock through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.
Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the increase in the availability of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

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